UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2013

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “ Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company ”), will be held on June 4, 2013 at 8:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve the amendment and restatement of the 2009 Equity Incentive Award Plan and the reservation of an additional 4,600,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

3.	To approve the amendment and restatement of our 2000 Employee Stock Purchase Plan to provide for an increase of 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

4.	To approve a non-binding advisory proposal on executive compensation.

5.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5.

Only stockholders of record at the close of business on April 8, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ BRYAN KO
Bryan Ko Secretary

Foster City, California

April 18, 2013

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 4, 2013 at 8:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 19, 2013 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to approve the amendment and restatement of the 2009 Equity Incentive Award Plan (the “2009 Plan”) and the reservation of an additional 4,600,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan; (3) to approve the amendment and restatement of our 2000 Employee Stock Purchase Plan (“ESPP”) to provide for an increase of 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan; (4) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (5) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and (6) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies that are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 8, 2013 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 46,501,405 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 23,250,703 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six

(6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Director Guidelines (the “Board of Director Guidelines”). The Board of Director Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (amendment and restatement of the 2009 Plan), Proposal Three (amendment and restatement of the ESPP) and Proposal Four (advisory vote on executive compensation). Because the vote under Proposal Two, Proposal Three and the advisory vote under Proposal Four are considered to be non-routine matters under the NYSE Rules, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Two, Proposal Three and Proposal Four, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on these proposals because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of Proposal Two, Proposal Three and Proposal Four.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2013 under Proposal Five (ratification of appointment of auditors). Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Five is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Five, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Four (advisory vote on executive compensation) and Proposal Five (Ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the amendment and restatement of the 2009 Plan; (3) the amendment and restatement of the ESPP; (4) the advisory vote on executive compensation; (5) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and (6) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2014, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 19, 2013. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2014 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on February 4, 2014 and not later than the close of business on March 6, 2014 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2014 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2014 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 4, 2013: The Company’s Proxy Statement dated APRIL 18, 2013 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2012 annual meeting. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Director Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of April 8, 2013 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	47	2011
Chief Operating Officer, Chief Financial Officer and Executive Vice President, Polycom, Inc.
Gill Cogan(1)(2)	61	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	47	2000
Chief Executive Officer and President of the Company
Thomas Georgens(3)	53	2008
Chief Executive Officer, President and Director, NetApp, Inc.
Richard A. Kashnow(2)(3)	71	2008
Consultant, Self-Employed
Dan Maydan(1)(2)	77	1996
Member, Board of Trustees, Palo Alto Medical Foundation

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 7, 2011. Mr. Brown has served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. since February 21, 2012. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over ten (10) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. Mr. Georgens is currently Chief Executive Officer, President and Director of NetApp, Inc., a provider of data management solutions. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage

Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens currently serves as a director of Autodesk, Inc. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader facing similar current economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba,Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Director Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of eight (8) meetings in 2012. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2012.

Audit Committee

The Audit Committee currently consists of Directors Georgens, Brown (Chairman) and Kashnow. The Audit Committee conducted nine (9) meetings in 2012. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held eight (8) meetings in 2012. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans and considers compensation consultant, counsel and other adviser conflict of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held two (2) meetings in 2012. The Board of

Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Director Guidelines.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws in order to be included in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person which is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Bryan Ko

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

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Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

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For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

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Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

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Management Directors.    The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2012 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2012 is summarized as follows:

Name(1) (a)	Fees earned or paid in cash (b)	Stock awards (2)(3) (c)		Option awards (2)(4) (d)	Non-equity incentive plan compensation (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation (g)	Total (h)
Eric Brown	$63,500	$99,420		$140,918	$—	$—	$—	$303,838
Gill Cogan	60,500	129,374	(5)	140,918	—	—	—	330,787
Dan Maydan	53,000	99,420		140,918	—	—	—	293,338
Richard Kashnow	70,000	99,420		140,918	—	—	—	310,338
Thomas Georgens	50,500	99,420		140,918	—	—	—	290,838

(1)	Guy Gecht, the Company’s Chief Executive Officer and President is not included in this table as he is an employee of the Company, and thus he received no compensation for his services as director. The compensation received by Mr. Gecht is shown in the Summary Compensation Table for 2012 on page 54 of this Proxy Statement.
(2)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value determined in accordance with ASC 718 of equity-based awards granted during 2012. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.
(3)	At December 31, 2012, the aggregate number of restricted stock units outstanding for each non-employee director was as follows:

Name	Total (#)
Eric Brown	6,000
Gill Cogan	18,605
Dan Maydan	16,500
Richard Kashnow	16,500
Thomas Georgens	16,500

(4)	At December 31, 2012, the aggregate number of option awards outstanding for each non-employee director was as follows:

	Options Outstanding
Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	17,000	48,000	65,000
Gill Cogan	91,250	58,750	150,000
Dan Maydan	44,375	58,750	103,125
Richard Kashnow	81,250	58,750	140,000
Thomas Georgens	81,250	58,750	140,000

(5)	Includes the annual Board of Directors Chair retainer paid in the form of an RSU grant issued to Mr. Cogan.

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive cash and equity compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.    Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees. In addition, the chairpersons of the Board of Directors and the Board Committees receive a chairperson premium, as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson Premium		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		10,000	10,000	1,000	500
Compensation Committee		5,000	5,000	1,000	500
Nominating and Governance Committee		5,000	5,000	1,000	500

*	Annual Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees.

Equity Compensation.    Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Each non-employee director received an equity award grant of 25,000 stock options and 6,000 restricted stock units during 2012. The stock options are scheduled to vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining 75% of the shares subject to the option at the rate of 2.5% per month thereafter over the next 30 months. The restricted stock units are scheduled to vest in annual installments over the four-year period after the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2012. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2012.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors leadership structure is set forth in the Board of Directors Guidelines, revised in February 2011. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by NASDAQ, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors, including executive officers serving as directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. Five (5) of our six (6) directors attended the Company’s last annual meeting.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO OUR 2009 EQUITY INCENTIVE AWARD PLAN

The Company’s stockholders are being asked to approve the following amendments to the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (the “2009 Plan”), which were adopted, subject to stockholder approval, by the Board of Directors on March 27, 2013.

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Increase in Aggregate Share Limit.    The 2009 Plan currently limits the aggregate number of shares of Common Stock that may be delivered pursuant to all awards granted under the 2009 Plan to 7,000,000 shares. The proposed amendments would increase this limit by an additional 4,600,000 shares so that the new aggregate share limit for the 2009 Plan would be 11,600,000 shares. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2009 Plan to 11,600,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2009 Plan share limit described above.

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Extension of Performance-Based Award Feature.    The 2009 Plan offers the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (the “Code”). These awards are referred to as “performance-based awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2009 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2009 Plan proposal, the performance-based award feature of the 2009 Plan will be extended through the first annual meeting of our stockholders that occurs in 2018 (this expiration time is earlier than the general expiration date of the 2009 Plan and is required under applicable tax rules). (See the section titled “Performance-based Awards” below.)

As of March 20, 2013, a total of 2,838,495 shares of Common Stock were subject to outstanding awards granted under the 2009 Plan, and an additional 732,307 shares of Common Stock were then available for new award grants under the 2009 Plan. For all of the Company’s equity incentive plans (including the 2009 Plan), as of March 20, 2013, a total of 1,198,867 shares of Common Stock were subject to outstanding options (with a weighted-average exercise price of $14.55 and a weighted-average remaining term of 3.6 years), and a total of 2,180,138 shares of Common Stock were subject to “full-value awards” (awards other than stock options and stock appreciation rights). In each case, these numbers are calculated assuming that outstanding performance unit awards are ultimately paid out at target levels of performance. These numbers do not include shares authorized for issuance under our qualified Amended and Restated 2000 Employee Stock Purchase Plan. Other than the 2009 Plan and the Amended and Restated 2000 Employee Stock Purchase Plan, the Company does not maintain any other stock incentive plans under which new equity awards can be granted.

If stockholders approve the proposed amendments to the 2009 Plan, equity-based awards granted by the Company during its 2013, 2014 and 2015 fiscal years will be structured such that the Company’s average annual burn rate with respect to such grants will not exceed 5.77% over this three-year period. We are currently fulfilling the burn rate commitment that was made on April 14, 2011, and expect to achieve our current three-year burn rate commitment of 5.84% for our 2011, 2012 and 2013 fiscal years. For this purpose, the “burn rate” for any one particular fiscal year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that fiscal year divided by the Company’s weighted average total number of shares of common stock issued and outstanding during that particular fiscal year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of equity-based awards other than options and stock appreciation rights will be counted as 2.0 shares for each share actually issuable in respect of the award. Shares issued in respect of equity-based awards that are initially granted by other entities and that are assumed or substituted for by the Company in connection with mergers and acquisitions will not be counted for purposes of calculating the burn rate.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2009 Plan are an important attraction, retention and motivation tool for participants in the plan. The Board of Directors approved the foregoing amendments to the 2009 Plan based, in part, on a belief that the number of shares of Common Stock currently available under the 2009 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board of Directors believes that these amendments would give the Company greater flexibility to structure future incentives and better attract, retain and reward key employees.

If stockholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2009 Plan will continue in effect.

Description of the 2009 Plan

The essential features of the 2009 Plan are outlined below. The following summary is qualified in its entirety by the full text of the 2009 Plan, as amended and restated, which is attached as Appendix A to this Proxy Statement.

General

The Board believes that the 2009 Plan promotes the success and enhances the value of the Company by continuing to link the personal interests of participants to those of the Company and its stockholders and by providing participants with an incentive for outstanding performance to generate superior returns to our stockholders. The Board further believes that the 2009 Plan provides flexibility to the Company in its ability to motivate, attract and retain the services of for employees and consultants of the Company and its subsidiaries and members of the Board, or as applicable, members of the board of directors of a subsidiary (collectively, “Directors”) upon whose judgment, interest and special effort the successful operation of the Company is largely dependent.

The 2009 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards to eligible participants. A summary of the principal provisions of the 2009 Plan is set forth below.

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1.0 million in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and stock appreciation rights (“SARs”) which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit a committee, which may be the Board or a committee appointed by the Board (collectively, for the purposes of this Proposal Two, the “Committee”), to grant stock options, SARs and other awards which may qualify as qualified performance-based compensation under Section 162(m) of the Code. The Board has delegated general administrative authority for the 2009 Plan to the Compensation Committee.

Administration

The 2009 Plan is administered by the Committee, except that with respect to awards granted to independent directors, the Board administers the 2009 Plan. Unless otherwise determined by the Board, the Committee will consist solely of two or more Board members who are “outside directors” for purposes of Section 162(m) of the Code, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) and “independent directors” under the NASDAQ rules. The Board or the Committee may delegate to a committee of one or more Board members or one or more Company officers the authority to grant or amend awards under the 2009 Plan to participants other than (i) senior Company executives who are subject to Section 16 of the Exchange Act, (ii) employees who are “covered employees” within the meaning of Section 162(m) of Code, and (iii) Company officers or Directors to whom the authority to grant or amend awards under the 2009 Plan has been delegated.

The Committee has the exclusive authority to administer the 2009 Plan, including the power to (i) designate participants under the 2009 Plan, (ii) determine the types of awards granted to participants under the 2009 Plan, the number of such awards, and the number of shares of our common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2009 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2009 Plan.

Eligibility

Persons eligible to participate in the 2009 Plan include all employees (which include officers of the Company), Directors and consultants of the Company and its subsidiaries, as determined by the Committee. As of March 20, 2013, approximately 2,482 employees and consultants and five non-employee directors were eligible to participate in the 2009 Plan.

Limitation on Awards and Shares Available

The aggregate number of shares of common stock that may be issued or transferred under the 2009 Plan is currently 7,000,000. In addition, no more than 7,000,000 shares of our common stock may be issued upon the exercise of incentive stock options. If stockholders approve this 2009 Plan proposal, the aggregate share limit for the 2009 Plan, and the limit on the number of shares that may be issued pursuant to incentive stock options, would be increased by an additional 4,600,000 shares.

The shares of common stock covered by the 2009 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. If an award under the 2009 Plan is forfeited (including a reimbursement of an unvested award upon a participant’s termination of employment at a price equal to the par value of the common stock subject to the award) or expired, any shares of common stock subject to the award may be used again for new grants under the 2009 Plan.

The maximum number of shares of common stock subject to one or more awards granted to any one employee under the 2009 Plan shall be (i) 2,000,000 as to awards granted to an employee during the fiscal year of the Company in which the employee is initially employed by the Company or any subsidiary and

(ii) 1,000,000 as to awards granted to an employee in any subsequent fiscal year. (These limits also establish the maximum number of shares that may be subject to awards granted under the 2009 Plan to an employee during a fiscal year that are intended to qualify as “performance-based compensation” under Section 162(m).) The Company also has flexibility under the 2009 Plan to grant awards payable only in cash which are intended to qualify as performance-based compensation under Section 162(m). The maximum amount of compensation paid to an employee in any calendar year pursuant to such awards shall not exceed $5,000,000.

Awards

The 2009 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2009 Plan.

Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2009 Plan. The exercise price of stock options granted pursuant to the 2009 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock (the “Ten Percent Owner”) will not be less than 110% of the fair market value of the common stock on the date of grant. The maximum term of stock options granted under the 2009 Plan will be determined by the Committee, but in no event will exceed (i) five years with respect to incentive stock options granted to a Ten Percent Owner, or (ii) 10 years with respect to all other stock options. Upon the exercise of a stock option, the exercise price must be paid in full in cash, by tendering previously-acquired shares of common stock with a fair market value at the time of exercise equal to the aggregate exercise price of the option or the exercised portion thereof or by tendering other property acceptable to the Committee.

Restricted Stock.    Restricted stock awards may be granted pursuant to the 2009 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Committee (which may be satisfied by any consideration permitted under applicable law as determined by the Committee), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee.

Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) a value established by the Committee in the award agreement that is not less than the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the Committee, and SARs settled in common stock shall satisfy all of the restrictions imposed by the 2009 Plan upon stock option grants. Each SAR must be evidenced by a written award agreement with terms and conditions consistent with the 2009 Plan. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR shall not exceed ten years.

Restricted Stock Units.    Restricted stock units may be granted pursuant to the 2009 Plan, typically without consideration from the participant. Restricted stock units may be subject to vesting conditions including continued employment or achievement of performance criteria established by the Committee. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until the vesting conditions are satisfied. Unlike restricted stock, the common stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied.

Performance Shares.    Awards of performance shares are denominated in a number of shares of common stock and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Performance Stock Units.    Awards of performance stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Dividend Equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Committee.

Stock Payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the Committee and may be based upon performance criteria determined appropriate by the Committee, determined on the date such stock payment is made or on any date thereafter.

Deferred Stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the Committee. Common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee, and unless otherwise provided by the Committee, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2009 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Performance-Based Awards.    The Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. With regard to a particular performance period, the Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or any qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stock options and SARs granted under the 2009 Plan will generally satisfy the exception for qualified performance-based compensation since they will be made by a qualifying compensation committee, the plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the per share exercise price of options and SARs must be at least equal to the fair market value of a share of common stock on the date of grant. As noted above, the Company also has flexibility under the 2009 Plan to grant certain performance-based awards that are payable only in cash and not related to shares of the Company’s common stock.

Pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Full Value Award Limitations.    Except as may be determined by the Committee in the event of a participant’s death, disability or retirement, or in connection with a change in control event, “Full Value Awards” (that is, restricted stock awards, performance share awards, performance stock unit awards, stock payment awards, dividend equivalents awards, deferred stock awards or restricted stock unit awards) that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year (which shall include fully-vested awards granted in lieu of cash awards that have been earned based on a performance period of at least one year). These vesting limitations shall not apply to a limited basket consisting of up to 10% of the shares of common stock available for issuance (as described in more detail above) or to awards granted to newly hired employees.

Transferability of Awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee. The Committee may provide in any award agreement that an award may be transferred to certain persons or entities related to a participant in the 2009 Plan, including but not limited to members of the participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the Committee. Such permitted assignees shall be bound by and subject to such terms and conditions as determined by the Committee.

Adjustments to Awards

If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the Committee shall make equitable adjustments to the number and type of securities subject to each outstanding award under the 2009 Plan, and the exercise price or grant price of such outstanding award (if applicable). The Committee can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2009 Plan.

If there is any other combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the Committee may, in its discretion:

•

equitably adjust the aggregate number and type of shares of common stock subject to the 2009 Plan, the terms and conditions of any outstanding awards (including any performance targets or criteria with respect thereto), and the grant or exercise price per share of outstanding awards;

•

provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of any award with other rights or property selected by the Committee in its sole discretion;

•	provide that any outstanding award cannot vest, be exercised or become payable after such event;

•	provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

•

provide that any surviving corporation (or its parent or subsidiary) shall assume awards outstanding under the 2009 Plan or shall substitute similar awards for those outstanding under the 2009 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

•

make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

Effect of a Change in Control

In the event of a change in control of the Company, an award shall become fully exercisable and all forfeiture restrictions on such award shall lapse, unless any surviving or acquiring entity assumes the participant’s outstanding award or substitutes an equivalent award.

Amendment and Termination

The Committee, subject to approval of the Board, may terminate, amend or modify the 2009 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2009 Plan, (iii) to permit options to be granted with a per share exercise price lower than fair market value on the date of grant, and (iv) to permit the Committee to extend the exercise period for an option beyond ten years from the date of grant. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the “Adjustments to Awards” section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2009 Plan on or after the tenth anniversary of the date the 2009 Plan was adopted by our Board.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2009 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2009 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Code.    Certain types of awards under the 2009 Plan, including deferred stock and restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be subject to tax earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to a 20% tax in addition to their ordinary tax liability in connection with the award (and, potentially, certain interest penalties). To the extent applicable, the 2009 Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Committee, the 2009 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted non-qualified stock options under the 2009 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Restricted Stock.    For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will we then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of common stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Performance Shares.    The grantee generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Performance Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the performance stock units, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Dividend Equivalents.    The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.    If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

Deferred Stock.    The grantee generally will not have taxable income upon the issuance of the deferred stock and we will not then be entitled to a deduction. However, when deferred stock vests and is issued to the grantee, he or she will realize ordinary income and we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Section 409A of the Code, and the failure of any award of deferred stock that is subject to Section 409A to comply with Section 409A may result in adverse tax consequences to the grantee as described above.

Restricted Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the restricted stock units, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock unit that is subject to Section 409A to comply with Section 409A may result in may result in adverse tax consequences to the grantee as described above.

Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit the Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, performance-based awards are intended to qualify as “qualified performance-based compensation.”

Specific Benefits under the 2009 Equity Incentive Award Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendments to the 2009 Plan. The Company is not currently considering any other specific award grants under the 2009 Plan. If the additional shares that will be available under the 2009 Plan if stockholders approve the proposed amendments had been available for award purposes in 2012, the Company expects that its award grants made in 2012 would not have been substantially different from those actually made in that year under the 2009 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during 2012, see the material under the heading “Executive Compensation” below.

The closing market price for a share of Common Stock as of March 20, 2013 was $25.38 per share.

AGGREGATE PAST GRANTS UNDER THE 2009 PLAN

As of March 20, 2013, awards covering 7,158,042 shares of Common Stock had been granted under the 2009 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2009 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock and restricted stock units vesting prior to that date, and option and unvested restricted stock and restricted stock unit holdings as of that date.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 20, 2013		Number of Shares/Units Subject to Past Restricted Stock/Unit Grants	Number of Shares/Units Vested as of 3/20/13	Number of Shares/Units Outstanding and Unvested as of 3/20/13
			Exercisable	Unexercisable
Executive Group:
Guy Gecht
Chief Executive Officer and Director	440,800	219,416	126,388	94,996	635,256	322,267	299,834
Vincent Pilette
Chief Financial Officer	—	—	—	—	285,979	139,427	141,600

Total for Current Executive Group (2 persons):	440,800	219,416	126,388	94,996	921,235	461,694	441,434

Non-Employee Director Group:
Eric Brown	65,000	—	20,000	45,000	6,000	—	6,000
Gill Cogan	100,000	—	46,875	53,125	29,780	13,201	16,579
Thomas Georgens	100,000	—	46,875	53,125	24,000	9,000	15,000
Richard Kashnow	100,000	—	46,875	53,125	24,000	9,000	15,000
Dan Maydan	100,000	45,000	1,875	53,125	24,000	9,000	15,000

Total for Current Non-Employee Director Group (5 persons):	465,000	45,000	162,500	257,500	107,780	40,201	67,579

Each other person who has received 5% or more of the options, warrants or rights under the 2009 Plan	—	—	—	—	—	—	—

All employees, including all current officers who are not executive officers or directors, as a group	447,000	180,597	26,887	12,763	4,776,227	2,482,290	1,648,448

Total	1,352,800	445,013	315,775	365,259	5,805,242	2,984,185	2,157,461

Mr. Gecht and each of the non-employee directors identified above is a nominee for re-election as a director at the 2013 annual meeting.

Vote Required

The affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting is required for the approval of the 2009 Plan. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of this proposal. Should stockholder approval of this proposal not be obtained, then the 2009 Plan amendments will not be implemented.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the approval of the amendments to the 2009 Plan. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL THREE

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve an amendment and restatement of the Electronics For Imaging, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”) to provide for an increase in the number of shares authorized for issuance under the ESPP of 2,000,000 shares. The amended and restated ESPP was approved by the Board on March 27, 2013, subject to stockholder approval.

The purpose of the share increase is to ensure that we will continue to have a sufficient reserve of common stock available under the ESPP to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire the common stock of the Company through participation in a payroll-deduction based employee stock purchase program designed to operate in compliance with Section 423 of the Internal Revenue Code. Of the currently authorized 6,154,509 shares, approximately 700,806 shares remain available for issuance under the ESPP. If the amended and restated ESPP is approved, the Company estimates that the approximate life of the ESPP will be four years at current stock price levels. As of March 20, 2013 the closing price of our common stock as reported on the NASDAQ Global Select Market was $25.38 per share.

Description of the ESPP

The essential features of the ESPP are outlined below. The following summary is qualified in its entirety by the full text of the ESPP, which is attached as Appendix B to this Proxy Statement.

Purpose

The purpose of the ESPP is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the ESPP) may be given an opportunity to purchase common stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and to better align the interests of our employees with the interests of our stockholders. All of the Company’s approximately 2,300 full-time employees as of March 20, 2013, which includes officers of the Company and employees of certain subsidiaries of the Company, are eligible to participate in the ESPP.

The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the ESPP. The Board may also adopt rules, procedures, separate offerings or sub-plans applicable to particular subsidiaries or locations.

Under the terms of the ESPP, the Board has the power to delegate administration of the ESPP to a committee composed of not fewer than two (2) members of the Board. As used herein with respect to the ESPP, the “Board” refers to any committee the Board appoints, as well as to the Board itself.

Stock Subject to the ESPP

The current number of shares of common stock reserved for issuance under the ESPP is 6,154,509 of which approximately 700,806 shares remain available for issuance as of March 20, 2013. If this proposal is approved, this number of shares of common stock reserved for issuance would be increased by 2,000,000 shares.

Offerings

The ESPP is implemented by periodic offerings of rights to all eligible employees from time to time, as determined by the Board. The maximum period of time for an offering is 27 months. The Board, when establishing an offering, will determine the specific terms for such offering within the criteria permitted by the ESPP, including the length of the offering and the date or dates on which purchases will occur during the offering.

Eligibility

The Board has the discretion, from time to time, and within the parameters specified in the ESPP, to establish the eligibility requirements for employees to participate in any offering under the ESPP, including whether employees of any of the Company’s subsidiaries are eligible and the length of time (if any) an employee must have been employed by the Company or a participating subsidiary in order to become eligible. However, the period of employment for eligibility may not exceed two (2) years. In addition, the Board may exclude employees who customarily work twenty (20) or fewer hours per week and five (5) or fewer months per year.

No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue rights to purchase common stock under the ESPP at an annual rate that would exceed $25,000 worth of shares of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates. Officers and affiliates are eligible to participate in the ESPP; however, the Board may provide that certain highly compensated employees may not be eligible to participate in the ESPP.

Participation in the ESPP

Eligible employees will enroll in the ESPP by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions from such employees’ compensation during the offering. The Board for each offering shall define “compensation” that will be taken into account for such purpose (for example, as base salary only or as total compensation, including bonuses and commissions, etc.). The Board also shall designate the maximum amount of such compensation, not exceeding 10% thereof, that a participant may have withheld and contributed during the offering.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the ESPP will be the lower of: (i) 85% of the fair market value of a share of common stock on the date the right to purchase such shares was granted (generally the first day of the offering), or (ii) 85% of the fair market value of a share of common stock on the applicable purchase date.

Payment of Purchase Price; Payroll Deductions

The amount used to purchase shares is accumulated by payroll deductions over the course of an offering. Participants may increase, reduce or terminate their payroll deductions during an offering to the extent provided by the Board in the terms of the offering. The Board also may provide the extent to which eligible employees, including employees who were not yet eligible at the start of the offering, may commence participating in an offering after the offering already has begun.

All payroll deductions made for a participant will be credited to his or her account under the ESPP and deposited with the general funds of the Company. A participant may not make additional payments into such account, unless specifically provided for in the offering terms and only if the maximum permitted amount has not already been withheld.

Purchase of Stock

On each purchase date under the ESPP, the balance of payroll deductions then held by the Company for the account of each participant will be applied to the purchase of shares of common stock for the participant. In connection with each offering under the ESPP, the Board shall specify a maximum number of shares of common stock an employee may be granted the right to purchase on each purchase date or during an offering and may specify a maximum aggregate number of shares of common stock that may be purchased by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, then the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued (see “Withdrawal” below), his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

Withdrawal

A participant may withdraw from a given offering under the ESPP by terminating his or her payroll deductions and by delivering to the Company a notice of such withdrawal. The terms of an offering established by the Board may limit withdrawals to specified periods prior to a purchase date.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated.

Termination of Employment

Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Effective Date, Duration, Amendment and Termination

The ESPP initially became effective on August 1, 2000 and was amended and restated effective as of March 27, 2013, subject to stockholder approval.

The ESPP has no fixed expiration date although the Board may suspend or terminate the ESPP at any time. The Board may also amend the ESPP at any time. Any amendment of the ESPP must be approved by the Company’s stockholders within twelve (12) months of its adoption by the Board if the amendment would require stockholder approval in order for the ESPP to comply with Section 423 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Rights granted before amendment or termination of the ESPP may not be impaired by any amendment or termination of the ESPP without consent of the employee to whom such rights were granted, except as may be necessary to comply with any applicable law or Section 423 of the Code.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event. Any such determination will be made by the Board.

Stock Subject to ESPP

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, reorganization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to the class and maximum number of securities subject to the ESPP and the class and number of shares and price per share of stock subject to each outstanding purchase right.

Federal Income Tax Information

The U.S. federal income tax consequences of the ESPP under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the ESPP. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until the sale or disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is sold or otherwise disposed of for a gain more than two (2) years after the granting of the right to purchase the stock (typically, the beginning of the offering period) and more than one (1) year after the purchase date on which the stock is sold to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the time the right was granted over the purchase price (determined as of the time the right was granted) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or otherwise disposed of before the expiration of either of the holding periods described above (a “disqualifying disposition”), then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is recognized by the participant, and a capital loss is realized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with either a qualifying or a disqualifying disposition (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

Securities Underlying Awards

As of March 20, 2013 the closing price of our common stock as reported on the NASDAQ Global Select Market was $25.38 per share.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed below) is entirely within the discretion of each participant.

Since the inception of the ESPP, shares of our common stock have been purchased under the ESPP as follows: Guy Gecht, Chief Executive Officer—23,060 shares; Vincent Pilette, Chief Financial Officer—0 shares; Non-Executive Director Group—0 shares; and Non-Executive Employee Group (including, for the purpose of this disclosure, former named executive officers)—5,430,643 shares.

Vote Required

The affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting is required for the approval of the amended and restated ESPP. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of this proposal. Should stockholder approval of this proposal not be obtained, then the amendment and restatement of the ESPP will not be implemented.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the approval of the amended and restated ESPP. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL FOUR

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote to approve executive compensation as described below. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. After consideration of the stockholders’ recommendations at the Company’s 2011 annual meeting, the Company has decided to hold an advisory vote on the compensation of the Company’s named executive officers every year until the earlier of the next statutorily required vote on frequency which shall be no later than the Company’s annual meeting in 2017 or such as time as the Board of Directors determines, in its discretion, that it is appropriate to hold such votes on a less frequent basis.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 40 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the program include the following:

•

Our executive compensation program is designed to pay for performance. For 2012, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation. Approximately 82% of the target total direct compensation for our Chief Executive Officer and approximately 75% of the target total direct compensation for our Chief Financial Officer was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward executives for the Company’s overall performance and align the executives’ interests with those of our stockholders. Management recommended, and the Compensation Committee agreed, that the executives’ base salaries would not be increased for 2012.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, and which correlate to the long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on a combination of objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout.

•

Awards under the fiscal year 2012 bonus program consisted of restricted stock unit awards and a cash bonus opportunity for exceptional performance. On-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The executive could also earn an additional cash bonus for exceptional performance under the program if the Company’s performance exceeded certain targets established in the Company’s 2012 operating plan approved by the Board of Directors. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

The Compensation Committee determined that the Company’s performance during 2012 exceeded the threshold levels for vesting of the restricted stock unit awards granted under the 2012 bonus program and was less than the target levels for full vesting. Consistent with our pay-for-performance philosophy, these awards vested as to only a portion of the total number of restricted stock units granted under the award. No bonuses were paid to our executives under the cash bonus component of the program as those bonuses would be paid only if our 2012 performance had exceeded the target levels for vesting of the restricted stock unit awards.

•

Awards to our named executive officers under our long-term equity incentive program in 2012 consisted of 55% performance-based restricted stock units and 45% time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based restricted stock units granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the combined achievement of Company-wide revenue and non-GAAP operating income targets over a four consecutive quarter period in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	As of April 8, 2013, Mr. Gecht owns approximately 1.4% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2012, the Company achieved record revenue, growing to approximately $652 million, that represented an increase of approximately $60 million or 10% growth over the prior year. This was the third consecutive year of double-digit percentage revenue growth.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables), is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” approval of the executive compensation.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2012 and 2011, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2012	2011
Audit fees(a)	$1,575	$1,325
Audit related fees(b)	347	233
Tax fees(c)	4	—
All other fees(d)	4	2

Total	$1,930	$1,560

(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal control pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include due diligence services and audit procedures related to our acquisitions.
(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of services provided in connection with other services consisting primarily of accounting research tools.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 8, 2013 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2012 on page 54 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 8, 2013, there were 46,501,405 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 8, 2013 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	6,993,900	15.04%
145 Ameriprise Financial Center
Minneapolis MN 55474
BlackRock, Inc.(3)	3,559,939	7.66
40 East 52nd Street
New York NY 10022
Dimensional Fund Advisors, LP(4)	3,219,503	6.92
Palisades West, Building One
6300 Bee Cave Road
Austin TX 78746
The Vanguard Group, Inc.(5)	2,920,973	6.28
100 Vanguard Blvd.
Malvern PA 19355
FMR, LLC(6)	2,455,136	5.28
82 Devonshire Street
Boston MA 02109
Guy Gecht(7)	655,042	1.39
Gill Cogan(8)	117,451	*
Dan Maydan(9)	15,810	*
Thomas Georgens(10)	100,250	*
Richard Kashnow(11)	100,250	*
Eric Brown(12)	22,000	*
Vincent Pilette(13)	54,368	*

All current executive officers and directors as a group (7 persons)(14)	1,065,171	2.25%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 8, 2013. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,501,405 shares outstanding on April 8, 2013, adjusted as required by rules promulgated by the SEC.

(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 13, 2013 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications & Information Fund, Inc. (“C&I Fund”). AFI and CMIA each has shared voting power as to 1,699,770 shares of common stock and shared dispositive power as to 6,993,900 shares of common stock. C&I Fund has sole voting and shared dispositive power as to 4,675,900 shares of common stock. CMIA, in its capacity as investment adviser to the C&I Fund, may be deemed to beneficially own the shares of common stock reported by C&I Fund. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported by CMIA. AFI, together with CMIA and C&I Fund, beneficially own 6,993,900 shares of common stock.
(3)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 8, 2013 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power as to 3,559,939 shares of common stock.
(4)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP. Dimensional Fund Advisors, LP has sole voting power as to 3,161,717 shares of common stock and sole dispositive power as to 3,219,503 shares of common stock subject to the following qualification. Dimensional Fund Advisors, LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors, LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, neither Dimensional Fund Advisors, LP or its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. Dimensional Fund Advisors, LP disclaims beneficial ownership of such securities.
(5)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. (“VGI”), Vanguard Fiduciary Trust Company (“VFTC”), and Vanguard Investments Australia, Ltd. (“VIA”). VFTC is the beneficial owner as to 69,228 shares of common stock as a result of serving as investment manager of collective trust accounts and VIA is the beneficial owner as to 2,100 shares of common stock as a result of serving as investment manager of Australian investment offerings. VGI has sole voting power over 71,328 shares of common stock and sole dispositive power as to 2,851,745 shares of common stock. VGI and VFTC have shared dispositive power as to 69,228 shares of common stock. VGI, as the parent company of VFTC and VIA, may be deemed to beneficially own the shares reported by VFTC and VIA. VGI, together with VFTC and VIA, beneficially own 2,920,973 shares of common stock.
(6)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2013 by FMR, LLC. Fidelity Management & Research Company (“FMRC”) is a wholly-owned subsidiary of FMR, LLC. As an investment adviser to various investment companies, FMRC has sole voting power as to 351 shares of common stock and sole dispositive power over 2,455,136 shares of common stock.
(7)	Includes 482,888 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(8)	Includes 76,250 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2004, 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(9)	Includes 6,250 shares of common stock issuable upon the exercise of options granted to Mr. Maydan under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(10)	Includes 91,250 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.

(11)	Includes 91,250 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2007 and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(12)	Includes 22,000 shares of common stock issuable upon the exercise of options granted to Mr. Brown under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(13)	Mr. Pilette does not hold any options which are currently exercisable and/or exercisable within 60 days of April 8, 2013.
(14)	Includes an aggregate of 769,888 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 2004, 2007, and 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of April 8, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2012 to December 31, 2012, all Section 16(a) filing requirements were timely met.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of December 31, 2012:

Name	Age	Position
Guy Gecht	47	Chief Executive Officer
Vincent Pilette	41	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Pilette was appointed Chief Financial Officer of the Company on January 1, 2011. From January 2009 through December 2010, he served as Vice President of Finance for Enterprise Server, Storage and Networking Group at Hewlett-Packard Company (“HP”). Prior to this role, Mr. Pilette served as Vice President of Finance for HP Software Group from December 2005 through December 2008. Mr. Pilette occupied various other finance positions at HP, in the U.S and Europe, Middle East and Africa, since joining HP in 1997. Mr. Pilette holds a B.S. in Engineering and M.S. in Business from Louvain University in Belgium where he graduated magna cum laude. He also holds a Master’s degree in Business Administration from Kellogg School of Management at Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (below also referred to as the “executives”), who, for fiscal year 2012, included Guy Gecht, Chief Executive Officer and President; and Vincent Pilette, Chief Financial Officer.

Executive Summary

The Company believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program and long-term equity awards—that are designed to reward executives for performance and to promote retention among our executive team.

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the program include the following:

•

Our executive compensation program is designed to pay for performance. For 2012, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation. Approximately 82% of the target total direct compensation for our Chief Executive Officer and approximately 75% of the target total direct compensation for our Chief Financial Officer was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or the level of our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, annual incentive award and long-term equity awards based on the grant date fair value of the award as determined under the accounting principles used in the Company’s financial reporting.

•

Executive compensation is allocated among base salaries and short and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term incentive compensation are designed to both reward executives for the Company’s overall performance and align the executives’ interests with those of our stockholders. Executives recommended, and the Compensation Committee agreed, that the executives’ base salaries would not be increased for 2012.

•

Our executive annual performance-based bonus program is intended to encourage our named executive officers to focus on specific short-term goals important to our success, and which correlate to the long-term goals and strategy of the Company. Our named executive officers’ annual bonus awards are determined based on a combination of objective, financial performance criteria. The awards payable under our annual bonus program are subject to a maximum payout.

•

Awards under the fiscal year 2012 bonus program consisted of restricted stock unit awards and a cash bonus opportunity for exceptional performance. On-target bonus amounts were made in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The executive could also earn an additional cash bonus for exceptional performance under the program if the Company’s performance exceeded certain targets established in the Company’s 2012 operating plan approved by the Board of Directors. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders.

•

As described in more detail below, the Compensation Committee determined that the Company’s performance during 2012 exceeded the threshold levels for vesting of the restricted stock unit awards granted under the 2012 bonus program and was less than the target levels for full vesting. Consistent with our pay-for-performance philosophy, these awards vested as to only a portion of the total number of restricted stock units granted under the award. No bonuses were paid to our executives under the cash bonus component of the program as those bonuses would be paid only if our 2012 performance had exceeded the target levels for vesting of the restricted stock unit awards.

•

Awards to our named executive officers under our long-term equity incentive program in 2012 consisted of 55% performance-based restricted stock units and 45% time-based restricted stock units. The value of restricted stock units is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based restricted stock units granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the combined achievement of Company-wide revenue and non-GAAP operating income targets over a four consecutive quarter period in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Time-based grants under the program provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	As of April 8, 2013, Mr. Gecht owns approximately 1.4% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2012, the Company achieved record revenue, growing to approximately $652 million, that represented an increase of approximately $60 million or 10% growth over the prior year. This was the third consecutive year of double-digit percentage revenue growth. As described below, revenue is one of the metrics used to measure the Company’s performance for purposes of the executives’ annual bonus program and performance-based long-term incentive awards.

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for compensation decisions made by the Compensation Committee for the Company’s named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2012, the Compensation Committee considered the following principles and objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	help ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company named executive officers’ annual base salaries, incentive bonus programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers (below also referred to as “executive compensation”). In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general best practices, benchmark data and marketplace developments. Messrs. Cogan and Maydan served on the Compensation Committee during 2012 and continue to serve as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Members of Executive Management also may provide recommendations and information to the Compensation Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package. In 2012, the executives recommended to the Compensation Committee that their base salaries for 2012 not be increased.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of shareholders held in May 2012, approximately 96% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes these strong results affirm stockholders’ support of the Company’s approach to its executive compensation program. In general, the Compensation Committee did not change its approach in 2012 and believes the program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) since 2007 to provide information, analyses, and advice regarding executive and director compensation, as described below. The Compensation Committee evaluates Mercer’s performance on an annual basis. In 2012, Mercer advised the Compensation Committee on a variety of compensation-related issues, including:

•	compensation strategy;

•	peer group;

•	pay levels (base, short- and long-term incentive);

•	incentive plan design (short- and long-term); and

•	emerging compensation trends.

For 2012, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 61 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer received approximately $88,000 in fees from the Company in connection with the Compensation Committee’s determination of a variety of components of executive compensation during fiscal year 2012. In addition, in 2012, other Mercer business segments received fees from the Company of approximately $256,000, which was primarily related to health and benefits consulting services. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2012, affiliates of MMC other than Mercer received approximately $172,500 in fees for their services. The decision to engage Mercer and other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Company has reviewed the other services provided by Mercer and other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Company considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, Mercer and all other affiliates of MMC (collectively, “MMC”) provided no services to the Company during 2012;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2012 represented (or are reasonably certain to represent) less than 1% of MMC’s total revenue for 2012;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer, or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Review of External Compensation Data

The Compensation Committee does not apply a formulaic approach to setting individual elements of the named executive officers’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has selected a peer group of companies to help evaluate the Company’s executive compensation programs. In early 2012, the Compensation Committee, upon Mercer’s recommendation, considered that certain peers included in the 2011 peer group were no longer appropriate comparators. In particular, (i) the Company’s revenue grew in 2012, suggesting that some of the 2011 peers were no longer size-appropriate for the compensation peer group and (ii) recent M&A activity within the 2011 peer group resulted in certain peer companies no longer being size appropriate or no longer being publicly traded. The selection criteria implemented in 2012 included similar criteria used in the past:

•	U.S. publicly traded companies;

•	Companies of comparable size with revenue within a range of approximately 0.5x to 2x the Company’s projected 2012 revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Office Electronics and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

As a result of the reevaluation, the companies in the 2012 peer group consisted of the following:

Ariba, Inc.	Progress Software Corporation
Arris Group, Inc.	QLogic Corporation
Avid Technology, Inc.	Quantum Corporation
Commvault Systems, Inc.	Silicon Graphics International Corporation
Emulex Corporation	STEC, Inc.
F5 Networks, Inc.	Synaptics, Inc.
Intermec Inc.	Zebra Technologies Corporation
Netgear, Inc.

Median revenue of the peer group was approximately $600 million based on the most recent trailing four quarters of revenue as of December 31, 2012, compared to the Company’s 2012 fiscal year revenue of $652 million.

Executive Compensation Elements

For the 2012 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

During 2012, for each element of executive compensation, the Compensation Committee considered a number of factors, such as the executive’s employment experience, performance of the executive during the year, performance of the Company during the year, achievement of Company performance targets set by the Board of Directors as identified below, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, executive compensation trends, current compensation levels and types within the peer group, compensation history, prior equity awards and the economic environment.

Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment on an annual basis. However, the measurement or assessment of the Company’s performance for 2012 and the achievement of Company performance targets was primarily quantitative with respect to the elements of incentive-based compensation, and are addressed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual and Company performance and marketplace competitiveness for similarly situated named executive officers. The Compensation Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases; instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In February 2012, the Compensation Committee reviewed the base salary levels for Messrs. Gecht and Pilette. The executives recommended, and the Compensation Committee agreed, that no changes would be made to these levels for 2012. The Compensation Committee considered the base salary levels for these executives identified below to be appropriate in light of each executive’s experience and responsibilities with the Company.

The base salaries of the named executive officers as in effect at the end of fiscal year 2012 are set forth in the following table:

Named Executive Officer	Annual Salary Rate In Effect at Fiscal 2012 Year-End
Guy Gecht	$620,000
Vincent Pilette	$350,000

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for incentive-based programs, which may include both cash and equity awards. The executive incentive program allows named executive officers to receive short-term incentive compensation in the event certain specified corporate performance measures are achieved. Payments under the executive incentive program are contingent upon the executive’s continued employment, subject to the terms of their employment agreements, and are determined by the Compensation Committee. The Compensation Committee believes that the payment of bonuses, whether in cash or equity, provides incentives necessary to retain the named executive officers and reward them for short-term Company performance.

The target short-term incentive for each of the named executive officers is calculated as a percentage of his base salary. The Compensation Committee sets the percentage of base salary for each named executive officer’s target bonus in its judgment based on its review of each executive’s total compensation package and compensation at the Company’s peer group or emerging executive compensation trends, as the case may be, and its assessment of the past and expected future contributions of the named executive officers.

In February 2012, the Compensation Committee approved the 2012 performance-based equity and cash bonus program (the “2012 Program”) for the named executive officers and established their target short-term incentive opportunities under the program as follows:

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	105%
Vincent Pilette	70%

For each executive, the target short-term incentive opportunity for the 2012 fiscal year remained unchanged from the prior fiscal year. The difference in short-term incentive percentages between Mr. Gecht and Mr. Pilette correlated with their roles and level of responsibility within the Company.

Under the 2012 Program, each of the named executive officers was eligible to receive a bonus payable in shares of the Company’s common stock, subject to achievement by the Company of certain financial performance objectives established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based awards of restricted stock units in February 2012 to each of the named executive officers, with the total number of stock units subject to the executive’s award determined by dividing the executive’s target bonus by the closing price of the Company’s common stock on the trading day immediately preceding the grant date. Fifty percent of the executive’s stock units were eligible to vest based on the Company’s non-GAAP operating income for 2012 relative to the performance target established by the Compensation Committee, and the remaining fifty percent of the executive’s stock units were eligible to vest based on the Company’s revenue relative to the performance target. However, in each case, the vesting of these awards was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income determined by the Compensation Committee and on the executive’s continued employment with the Company through the vesting date (generally, the first anniversary of the grant date of the award or, if later, the date the Compensation Committee determined the Company’s performance level for 2012).

The maximum number of restricted stock units that may vest under a 2012 Program award is 100% of the units subject to the award. However, each named executive officer was provided with an opportunity to receive a cash bonus if both the Company’s revenue and non-GAAP operating income for 2012 exceeded the performance targets established by the Compensation Committee. If both of the performance targets were exceeded, the executive could receive a cash bonus up to the amount of the executive’s target bonus under the 2012 Program. As with the equity bonus opportunity, the cash bonus opportunity under the 2012 Program was based fifty percent on the Company’s non-GAAP operating income for 2012 and fifty percent on the Company’s revenue for 2012 and was contingent on the executive’s continued employment with the Company through the vesting date. The Compensation Committee believed that it was appropriate to grant this cash bonus opportunity to the executives as for any cash bonus to be payable under the 2012 Program, the Company would need to achieve performance for both performance metrics above the Company’s operating plan for 2012 approved by the Board of Directors.

In determining that the 2012 Program would be structured to include awards in the form of restricted stock units, the Compensation Committee intended to provide a further link between executive incentive compensation and shareholder value. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the equity and cash components of the 2012 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP and adjusted to remove the impact of recurring amortization of acquisition-related intangibles and stock-based compensation expense, as well as restructuring-related and non-recurring charges and gains (including acquisition-related transaction costs and the costs to integrate such acquisitions into the Company’s business, the sale of non-strategic minority investment in a privately held company, and changes in the fair value of contingent consideration) and the tax effect of these adjustments, in each case as specified in the Company’s annual and quarterly reports for the applicable fiscal year. The Compensation Committee believes that these adjustments to operating income for this purpose produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the 2012 Program represented financial goals for the Company, based on the Company’s operating plan approved by the Board of Directors, and also taking into consideration the economic and industry environment at the time the 2012 Program was established. The threshold and target performance levels for each of the restricted stock unit and cash bonus components of the 2012 Program are set forth in the table below.

Goals	Weighting	RSU Threshold	RSU Target	Cash Threshold	Cash Target
Revenue (in millions)	50%	$620	$686	$686	$750
(% of program component earned)	—	0%	100%	0%	100%
Non-GAAP operating income (in millions)	50%	$80.0	$90.0	$90.0	$125.0
(% of program component earned)	—	0%	100%	0%	100%

With respect to the equity bonus component of the 2012 Program, the minimum threshold for non-GAAP operating income for 2012 established by the Compensation Committee was $80 million. None of the restricted stock units granted under the 2012 Program would vest if this minimum threshold for non-GAAP operating income was not achieved. If this minimum level was achieved, the award would vest with respect to between 0%

and 100% of the units covered by the award, with 100% of the units vesting if the “RSU Target” levels for both revenue and non-GAAP operating income in the table above were met or exceeded. The number of units vesting for performance results for each metric between the threshold and target levels would be interpolated between the points noted in the table. With respect to the cash bonus component of the 2012 Program, no cash bonus would be paid unless the Company met or exceeded the “Cash Threshold” levels for both revenue and non-GAAP operating income set forth above. If both of these threshold levels were achieved, the executive would be entitled to a cash bonus of between 0% and 100% of his cash bonus opportunity, with the bonus amount being interpolated between the applicable levels of the table above. In no event would an executive be entitled to vest in more than 100% of the target number of restricted stock units subject to his award under the 2012 Program or to receive payment of a cash bonus greater than 100% of his target cash bonus amount.

During the first quarter of 2013, the Compensation Committee compared the Company’s total 2012 fiscal year revenue and non-GAAP operating income to the revenue and non-GAAP operating income threshold and target amounts established by the Compensation Committee and determined that the RSU threshold levels were achieved for both performance measures. For purposes of the 2012 Program, the Company’s revenue was $667.1 million, and the Company’s non-GAAP operating income was $85.8 million. These amounts were determined after giving effect to certain adjustments deemed appropriate by the Compensation Committee and discussed below. Specifically, the Company’s revenue as determined under GAAP (which was $652 million for 2012 as noted above) and non-GAAP operating income (which was $78.9 million as reflected in the Company’s financial reporting) for 2012 were each adjusted to account for and mitigate the impact of fluctuations in currency exchange rates during the year, to exclude the impact of certain adjustments that are made under GAAP to the fair value of contingent consideration related to certain acquisitions by the Company, and to include certain revenues with respect to orders completed during 2012 that were not recognized on a GAAP basis until early 2013 because the Company did not have the inventory to ship the orders until early 2013 (with the understanding that such revenue would not be included in determining the Company’s performance for 2013 for purposes of its incentive programs). Accordingly, the Compensation Committee determined that 71.3% of the restricted stock units granted to each of the named executive officers under the 2012 Program related to revenue had vested and that 58.1% of the restricted stock units related to non-GAAP operating income had vested. No amounts were awarded under the cash bonus component of the program for 2012.

Long-Term Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. The Company’s named executive officers may receive awards of performance- or service-based stock options, restricted stock and/or restricted stock units at the discretion of the Compensation Committee. The number of shares subject to awards granted to each executive officer is determined and approved by the Compensation Committee in its judgment based upon several factors, including the individual’s performance, the Company’s performance, the value of the award at the time of grant, market compensation levels and the shares available for grant under our equity incentive plan.

To provide additional incentives for performance, the Company also grants equity awards that vest based upon the Company’s achievement of pre-established financial performance. These performance-based equity awards also assist in aligning the interests of the named executive officers with those of stockholders. Over the past few years, we have granted a combination of performance-based restricted stock units and time-based restricted stock units. In order to provide an incentive for continued employment, restricted stock units granted to named executive officers under the long-term incentive program typically have a three-year annual vesting schedule.

In past years, the Company also granted stock options to named executive officers, which typically have a three and a half year vesting schedule. Stock options generally expire seven years from the date of the grant so as to incentivize long-term stock appreciation and provide a reasonable time frame for the named executive officer to benefit from appreciation of the Company’s stock price, while managing the potential dilution to stockholders more effectively, as compared to a ten-year option term. The Company sets the per share exercise price of options granted under the Company’s stock plans equal to 100% of the closing market price of a share of the Company’s common stock on the date of grant of the award.

2012 Awards

In May 2012, the Compensation Committee approved the grant of restricted stock unit awards to each of Messrs. Gecht and Pilette under the Company’s 2009 Equity Incentive Award Plan, as amended (the “2009 Equity Plan”), as set forth in the following table:

Type of Security	Type of Vesting	Vesting Schedule
Restricted Stock Unit	Performance-based

This award will vest as follows:

One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2013, the Company’s revenue exceeds $680 million and its non-GAAP operating income exceeds $82 million (which goals reflect increases of 15% and 19% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2014, the Company’s revenue exceeds $725 million and its non-GAAP operating income exceeds $87 million (which goals reflect increases of 23% and 26% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively). One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2015, the Company’s revenue exceeds $769 million and its non-GAAP operating income exceeds $92 million (which goals reflect increases of 30% and 33% over the Company’s 2011 levels of revenue and non-GAAP operating income, respectively).

Restricted Stock Unit	Time-based	This award will vest in annual installments over a three-year period after the date of grant.

The Compensation Committee believes that each of these grants further align the interests of executives with those of our stockholders. The performance-based restricted stock units are structured to help drive growth in the revenue and profitability of the Company over both the short- and long-term. The vesting requirements described above provide incentives to sustain high levels of growth rates over a multi-year period. The performance-based and time-based grants also create further incentives for executives to help maintain and increase our stock price (as the value of the grant depends on the value of our stock) and provide a retention incentive as the vesting of the grant in each case is contingent on the executive’s continued employment with the Company through the vesting date.

As indicated in the Grants of Plan-Based Awards Table on page 55 of this Proxy Statement, the Compensation Committee allocated approximately 55% of the total grant-date value (determined in accordance with generally accepted accounting principles) of each executive’s equity award for 2012 to restricted stock units that vest based on the Company’s achievement of the performance goals identified above and approximately 45% of the total grant-date value of each executive’s equity award to restricted stock units that vest based on the executive’s continued service with the Company. The Compensation Committee determined the value of each named executive officer’s total equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term equity incentive grants, certain equity award ranges provided by Mercer based on comparisons against market benchmarks, the number of shares remaining under the 2009 Equity Plan and their planned use for purposes other than executive compensation, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for these awards for the same reasons these measures were used to measure performance under the executive annual bonus program as described above.

Vesting of 2011 Performance Awards

As described in the Company’s 2012 proxy statement, the Company granted performance-based restricted stock unit awards to Mr. Gecht and Mr. Pilette in August 2011. As with the performance-based awards granted in May 2012 described above, the vesting of each of these awards is contingent on the Company’s achieving specified levels of revenue and non-GAAP operating income. Specifically, one-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2012, the Company’s revenue exceeds its revenue level for 2010 by at least 21% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 12%. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2013, the Company’s revenue exceeds its revenue level for 2010 by ate least 30% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 13%. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2014, the Company’s revenue exceeds its revenue level for 2010 by at least 40% and its non-GAAP operating income exceeds its non-GAAP operating income level for 2010 by at least 15%. In May 2012, the Compensation Committee determined that, for the period from the second quarter of fiscal 2011 through the first quarter of fiscal 2012, the Company’s revenue was $611 million (representing an increase of 21% over its revenue level for 2010) and the Company’s non-GAAP operating income was $72 million (representing an increase of 100% over its non-GAAP operating income level for 2010). Accordingly, one-third of the units subject to each of these awards vested upon the Compensation Committee’s determination.

2009 Performance Based Awards

As previously disclosed in the Company’s 2009 proxy statement, the Company granted Mr. Gecht two performance-based option grants during 2009 that would vest based upon the achievement of performance goals established by the Compensation Committee. The vesting of one performance-based option grant is to be determined based on the price of the Company’s common stock, as measured by the average per share closing price over a period of 20 consecutive trading days (the “average stock price”), attaining specified levels of appreciation over the per share closing stock price on the date of grant, or $10.77 (the “grant date stock price”), according to the following schedule: 25% of these options will vest when the average stock price equals or exceeds $16.16 (150% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $18.85 (175% of the grant date stock price); 25% of these options will vest when the average stock price equals or exceeds $21.54 (200% of the grant date stock price); and 25% of these options will vest when the average stock price equals or exceeds $24.23 (225% of the grant date stock price). The first three tranches of the option, each representing 25% of the total grant, vested and became exercisable on April 27, 2011, January 14, 2013 and February 11, 2013, respectively.

The vesting of the other performance-based option granted in 2009 is to be determined based on the Company’s annual return on equity percentage, on a non-GAAP basis, (the “Annual ROE Percentage”), as compared with the issuer’s annual return on equity percentage for its 2008 fiscal year, which was 7.1% (the “2008 ROE Percentage”) according to the following schedule: 20% of these options will vest when the Annual

ROE Percentage is equal to or greater than two percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than four percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than six percentage points more than the 2008 ROE Percentage; 20% of these options will vest when the Annual ROE Percentage is equal to or greater than eight percentage points more than the 2008 ROE Percentage; and 20% of these options will vest when the Annual ROE Percentage is equal to or greater than ten percentage points more than the 2008 ROE Percentage. For these purposes, non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP adjusted to remove the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expense, as well as restructuring related and non-recurring charges and gains and the tax effect of these adjustments, in each case as specified in the Company’s annual and quarterly reports for the applicable fiscal year. The first tranche of the option (representing 20% of the total grant) vested and was certified by the Compensation Committee in February 2012 based on the Company’s Annual ROE Percentage of 9.4% for the 2011 fiscal year.

Severance Arrangements

Each of the named executive officers is a party to an employment agreement with the Company which provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for each of the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 58 through 60 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Subsequent Committee Actions

In February 2013, the Compensation Committee approved the 2013 performance-based equity and cash bonus program (the “2013 Program”) for Messrs. Gecht and Pilette. The structure of the 2013 Program is substantially the same as the 2012 Program described above. Each of these executives is eligible to be paid an equity bonus based on a target percentage of the executive’s current annual base salary based upon the Company’s financial performance relative to targets established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based awards of restricted stock units in February 2013 to each executive, with the total number of stock units subject to the executive’s award determined by dividing the executive’s target bonus by the closing price of the Company’s common stock on February 15, 2013. In addition, each executive has an opportunity to receive an additional cash bonus up to the executive’s target bonus amount if the Company achieves financial results above the Company’s 2013 operating plan approved by the Board of Directors. Each of the equity and cash target bonus amounts for Messrs. Gecht and Pilette were set at 105% and 70%, respectively, of the executive’s base salary, the same target bonus levels that were in effect for the 2012 Program. As under the 2012 Program, the performance metrics under the 2013 Program will be the Company’s revenue and non-GAAP operating income, with each metric being weighted 50%.

Tax Considerations

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). In practice, a significant portion of the compensation awarded under the Company’s incentive programs (including the Company’s grants of stock options and performance-based restricted stock unit awards under the executive incentive program described above) are intended to qualify as performance-based compensation exempt from Section 162(m) of the Internal Revenue Code. The Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain named executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In February 2011, the Board of Directors adopted a Stock Ownership Policy for the Company’s directors. The Stock Ownership Policy applies to Mr. Gecht in his role as director of the Company. The policy was adopted to further align the interests of our shareholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within the later of three years of first becoming a director or three years of the date of adoption of the stock ownership policy, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements were met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s named executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more named executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2012

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2012, 2011, and 2010 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)(3)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2012	$620,000	$—	$2,912,060	$—	$—	$—	$5,380	$3,537,440
	2011	620,000	—	2,611,393	—	464,903	—	5,380	3,701,676
	2010	542,500	—	2,024,909	555,815	—	—	9,335	3,132,559
Vincent Pilette, Chief Financial Officer	2012	350,000	—	1,024,474	—	—	—	2,808	1,377,282
	2011	350,000	—	2,929,079	—	174,963	—	2,808	3,456,850

(1)	All cash compensation earned by each named executive officer in 2012, 2011, and 2010 is reflected in the “Salary,” “Bonus,” “Non-equity incentive plan compensation,” or “All other compensation” columns of this table. There were no deferred salaries or other cash compensation in 2012, 2011, or 2010. The amount reported in the “Salary” column for 2010 reflects voluntary salary reductions for the named executive officer effective April 2009, which were reinstated effective November 2010.
(2)	The amounts reported in the “Stock awards” and “Option awards” columns represent the aggregate grant date fair value determined in accordance with ASC 718, Stock Compensation, of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.
(3)	The amounts reported in the “Stock awards” and “Option awards” columns of the table above include the grant date fair value of performance-based and market-based awards granted to the named executive officers in each of these years based on the probable outcome (determined as of the grant date) of the performance-based and market-based conditions applicable to the awards. The probable grant date fair value for these awards was determined assuming that the highest level of performance conditions would be achieved and that all amounts reported in “Stock awards” and “Option awards” columns would vest.
(4)	For fiscal year 2010, named executive officer bonuses awarded under our executive bonus program were payable solely in shares of stock. These awards are reflected in the “Stock awards” column of the table above. For fiscal year 2012 and 2011, the named executive officer bonuses that were awarded under our executive bonus program are payable in cash and shares of stock and, with respect to 2012, are reflected in the “2012 Grants of Plan-Based Awards Table” below. As described in the Compensation Discussion and Analysis above, the executives were awarded a portion of the stock component of the bonus for 2012 and did not receive any portion of the cash component. These awards are reflected in the “Non-equity incentive plan compensation” column (for 2011) and “Stock awards” column (for 2011 and 2012) of the table above.
(5)	For fiscal year 2012, “All other compensation” includes 401(k) employer matching contributions and life insurance premiums as follows:

	Guy Gecht	Vincent Pilette
401(k) matching contribution	$4,900	$2,333
Life insurance premiums	480	475

Total	$5,380	$2,808

“All other compensation” for 2011 and 2010 has been adjusted from the amounts previously reported to correctly state life insurance premiums paid by the Company for each executive.

2012 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under incentive plans during the fiscal year ended December 31, 2012 to each of the Company’s named executive officers were are follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
2/9/2012(3)(1)	Performance-based RSUs	$—	$—	$—	—	18,631	18,631	—	—	—	$322,130
2/9/2012(4)(1)	Performance-based RSUs	—	—	—	—	18,631	18,631	—	—	—	$322,130
2/9/2012(5)(1)	Cash Accelerator	—	651,000	651,000	—	—	—	—	—	—	$—
5/18/2012(6)	Performance-based RSUs	—	—	—	26,583	79,750	79,750	—	—	—	$1,247,290
5/18/2012(7)	Restricted Stock Units	—	—	—	—	—	—	65,250	—	—	$1,020,510

Vincent Pilette
2/9/2012(3)(1)	Performance-based RSUs	—	—	—	—	7,012	7,012	—	—	—	$121,237
2/9/2012(4)(1)	Performance-based RSUs	—	—	—	—	7,012	7,012	—	—	—	$121,237
2/9/2012(5)(1)	Cash Accelerator	—	245,000	245,000	—	—	—	—	—	—	$—
5/18/2012(6)	Performance-based RSUs	—	—	—	9,166	27,500	27,500	—	—	—	$430,100
5/18/2012(7)	Restricted Stock Units	—	—	—	—	—	—	22,500	—	—	$351,900

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for awards granted in February 2012 represent amounts payable under our 2012 annual target bonus program. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these Threshold and Target levels.
(2)	Grant Date Fair Value of Stock and Option Awards represents the grant date fair value of the applicable award calculated in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.
(3)	These RSUs vest based on achievement of 2012 revenue targets with pro rata vesting between the threshold of $620 million (0% vesting) and the target of $686 million (100% vesting). The Compensation Committee certified on February 22, 2013 that these RSUs were 71.3% vested on that date based on actual 2012 revenue for purposes of the bonus program of $667.1 million.
(4)	These RSUs vest based on achievement of 2012 non-GAAP operating income targets with pro rata vesting between the threshold of $80 million (0% vesting) and the target of $90 million (100% vesting). The Compensation Committee certified on February 22, 2013 that these RSUs were 58.1% vested on that date based on actual 2012 non-GAAP operating income for purposes of the bonus program of $85.8 million. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses.
(5)	The cash accelerator is payable based on a weighting of 50% toward achievement of 2012 revenue targets with pro rata vesting between the threshold of $686 million (0% vesting) and the target of $750 million (100% vesting) and 50% toward achievement of 2012 non-GAAP operating income targets with pro rata vesting between the threshold of $90 million (0% vesting) and the target of $125 million (100% vesting). The cash accelerator did not vest on December 31, 2012, based on the actual 2012 revenue and non-GAAP operating income levels noted above.
(6)	These RSUs will vest by one-third upon achieving $680 million in revenue and $82 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2013. These RSUs vest by an additional one-third upon achieving $725 million in revenue and $87 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2014. These RSUs vest by an additional one-third upon achieving $769 million in revenue and $92 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2015.
(7)	Each RSU award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 2009 Plan. Awards granted under the 2009 Plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and exercisable, in the case of options, unless the Compensation Committee provides for the substitution, assumption, exchange, or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Restricted Stock Units (RSUs).    Grants of time-based RSUs made in 2012 to the named executive officers are reported in the table above under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The vesting requirements applicable to each award granted to the named executive officers in 2012 are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Performance Awards under Bonus Program.    As described above, the named executive officers’ 2012 bonus opportunities were granted in the form of RSU awards, supplemented by a cash accelerator, under our annual bonus program. These awards were granted in February 2012 and are reported in the table above under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Other Performance Awards.    As described above, the named executive officers were granted performance awards in the form of RSU awards, which vest based on long-term revenue and non-GAAP operating income targets. These awards were granted in May 2012 and are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Long-Term Equity Incentive Program.”

Outstanding Equity Awards at 2012 Fiscal Year-End

Certain information with respect to unexercised options and unvested stock awards granted to named executive officers as of December 31, 2012 is as follows:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	2/26/2008	(2)	350,000	—	—	$15.88	2/26/2015	—	—	—	—
	8/28/2009	(4)	43,707	—	43,707	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(5)	3,885	—	3,885	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(6)	110,722	5,828	—	$10.77	8/28/2016	—	—	—	—
	8/20/2010	(6)	84,500	45,500	—	$11.40	8/20/2017	—	—	—	—
	8/20/2010	(1)	—	—	—	—	—	40,000	$759,600	—	—
	8/15/2011	(9)	—	—	—	—	—	—	—	23,833	$452,589
	8/15/2011	(1)	—	—	—	—	—	39,000	$740,610	—	—
	2/9/2012	(7)	—	—	—	—	—	18,631	$353,803	—	—
	2/9/2012	(8)	—	—	—	—	—	18,631	$353,803	—	—
	5/18/2012	(10)	—	—	—	—	—	—	—	26,583	$504,811
	5/18/2012	(1)	—	—	—	—	—	65,250	$1,239,098	—	—
Vincent Pilette	1/5/2011	(3)	—	—	—	—	—	—	—	31,000	$588,690
	1/5/2011	(1)	—	—	—	—	—	40,000	$759,600	—	—
	8/15/2011	(9)	—	—	—	—	—	—	—	8,250	$156,668
	8/15/2011	(1)	—	—	—	—	—	13,500	$256,365	—	—
	2/9/2012	(7)	—	—	—	—	—	7,012	$133,158	—	—
	2/9/2012	(8)	—	—	—	—	—	7,012	$133,158	—	—
	5/18/2012	(10)	—	—	—	—	—	—	—	9,166	$174,062
	5/18/2012	(1)	—	—	—	—	—	22,500	$427,275	—	—

(1)	Each RSU award vests with respect to one-third of the RSUs on the first, second, and third anniversary of the date of grant.
(2)	Each option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.23% of the total number of shares subject to the option per month over the next thirty months.
(3)	These RSUs vest with respect to 28,000, 31,000, and 31,000 shares when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $17.65, $21.17, and $24.70, respectively. The threshold performance goal requiring that an average stock price of $17.65 be realized for 20 consecutive trading days was achieved on January 10, 2011, resulting in the vesting of 28,000 shares. The number of securities underlying unvested RSUs shown in column (i) above is based on achieving the next performance level, which requires that an average stock price of $21.17 is realized for 20 consecutive trading days. The $21.17 average stock price was realized subsequent to year end for 20 consecutive trading days ending on February 7, 2013.
(4)	The option vests with respect to 25% of the shares subject thereto when the average closing stock price over a period of 20 consecutive trading days equals or exceeds $16.16, $18.85, $21.54, and $24.23, respectively. The threshold performance goal requiring that an average stock price of $16.16 be realized for 20 consecutive trading days was achieved on April 27, 2011, resulting in the vesting of 43,707 shares. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level after December 31, 2012, which requires that an average stock price of $18.85 be realized for 20 consecutive trading days. The $18.85 and $21.54 average stock prices were realized after the end of 2012 for 20 consecutive trading days ending on January 14, 2013 and February 11, 2013, respectively, and the corresponding portions of the option vested on those dates.
(5)	The option vests with respect to 20% of the shares subject thereto when non-GAAP return on equity for the year then ended exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percentage points, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. The threshold performance goal requiring that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by 2 percentage points was achieved on December 31, 2011, and certified by the Compensation Committee on February 9, 2012, resulting in the vesting of 3,885 shares. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level, which requires that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by four percentage points.
(6)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.

(7)	These RSUs vest based on achievement of 2012 revenue targets with pro rata vesting between the threshold of $620 million (0% vesting) and the target of $686 million (100% vesting). The Compensation Committee certified on February 22, 2013 that these RSUs were 71.3% vested on that date based on actual 2012 revenue for purposes of the bonus program of $667.1 million.
(8)	These RSUs vest based on achievement of 2012 non-GAAP operating income targets with pro rata vesting between the threshold of $80 million (0% vesting) and the target of $90 million (100% vesting). The Compensation Committee certified on February 22, 2013 that these RSUs were 58.1% vested on that date based on actual 2012 non-GAAP operating income of $85.8 million. As used in these compensation tables and described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating for purposes of the bonus program income determined in accordance with GAAP, adjusted to remove the impact of certain expenses.
(9)	These RSUs vested by one-third upon, as certified by the Compensation Committee on May 23, 2012, achieving 21% revenue growth and 12% non-GAAP operating income growth during four consecutive quarters between the second quarter of 2011 and the first quarter of 2012. These RSUs will vest by an additional one-third upon achieving 30% revenue growth and 13% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2013. These RSUs will vest by an additional one-third upon achieving 40% revenue growth and 15% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2014. The number of securities underlying unvested RSUs shown in column (i) above is based on achieving the next performance level, which requires 30% revenue growth and 13% non-GAAP operating income growth during any four consecutive quarters between the first quarter of 2011 and the second quarter of 2013.
(10)	These RSUs will vest by one-third upon achieving $680 million in revenue and $82 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2013. These RSUs vest by an additional one-third upon achieving $725 million in revenue and $87 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2014. These RSUs vest by an additional one-third upon achieving $769 million in revenue and $92 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2015. The number of securities underlying unvested RSUs shown in column (i) above is based on achieving the threshold performance goal, which is $680 million of revenue and $82 million of non-GAAP operating income during any four consecutive quarters between the first quarter of 2012 and the second quarter of 2013.

Option Exercises and Stock Vested in 2012

Options exercised and restricted stock awards vested by the named executive officers during the year ended December 31, 2012 were as follows:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)(1)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(2)
Guy Gecht	197,639	$49,410	152,691	$2,438,557
Vincent Pilette	—	—	51,355	795,060

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares to which the exercise of the option related by (ii) the difference between the per-share price of our common stock on the date of exercise and the exercise price of the options.
(2)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers. The employment agreement for Mr. Gecht was effective as of August 1, 2006, has an initial term of three years, and automatically renews for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. The employment agreement for Mr. Pilette was effective as of January 1, 2011. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be provided with a base salary and will be eligible for bonuses under the annual management bonus program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus, employer subsidized health benefit continuation under COBRA, and outplacement services;

•

if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, and the post-termination exercise period for stock options shall be extended;

•

in the case of Mr. Gecht, if he is required to pay tax penalties under Section 409A of the Internal Revenue Code in connection with his receipt of severance benefits, the Company shall pay him a gross up payment to hold him harmless, on an after-tax basis, for any such penalties; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

Quantitative severance benefits that would be provided to each of the Company’s named executive officers employed by the Company on December 31, 2012 are estimated below. These estimates of quantitative benefits assume that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2012, with benefits being valued using the closing sales price of the Company’s common stock on such date ($18.99). Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. The executive’s actual benefits upon a termination or change of control may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct.

Name	Lump sum severance payment (1)	Outplacement benefits (2)	Continued health care coverage benefits (3)	Value of accelerated vesting of stock options and restricted stock units (4)	Total
Guy Gecht	$1,697,792	$35,000	$28,150	$1,584,951	$3,345,893
Vincent Pilette	697,277	35,000	10,252	799,163	1,541,692

(1)	The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 18 months for Mr. Pilette, plus an amount equal to the value of the bonus (including, as applicable, the vesting of any equity awards and/or the payment of any cash bonus opportunity awarded under the bonus program) that the named executive officer would have earned in 2012 based upon the level of performance targets applicable to the bonus that were actually attained for 2012. If the named executive officer is terminated during the year by the Company without cause or by the executive for good reason, the bonus is prorated for the portion of the year that the named executive officer was with the Company.

(2)	Messrs. Gecht and Pilette would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Pilette would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Other than RSU awards related to the 2012 executive bonus program, which would be treated as described above in Note 1, Messrs. Gecht and Pilette would be entitled to accelerated vesting of options and RSUs with respect to that number of shares that would otherwise have vested during the six month period following the termination date without giving any consideration to performance conditions. For options and RSUs that vest on an annual basis, credit is given as if the vesting accrued monthly. Awards that are subject to performance requirements may vest to the extent the performance conditions are met within a specified period after the termination. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2012 of $18.99 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2012, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	25,328	73,146
Vincent Pilette	—	42,083

The table below sets forth potential payments to the company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, in either case within 24 months following a change of control, as follows:

Name	Lump sum severance payment (1)	Outplacement benefits (2)	Continued health care coverage benefits (3)	Value of accelerated vesting of stock options and restricted stock units (4)	Total
Guy Gecht	$3,218,641	$35,000	$28,150	$6,757,717	$10,039,508
Vincent Pilette	1,211,317	35,000	10,252	3,456,180	4,712,748

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 24 months for Mr. Pilette, plus an amount equal to the value of the bonus (including, as applicable, the vesting of any equity awards and/or the payment of any cash bonus opportunity awarded under the bonus program) that the named executive officer would have earned in 2012 assuming that 100% of any performance targets applicable to the bonus were attained.
(2)	Messrs. Gecht and Pilette would be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Pilette would be entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht and Pilette would be entitled to accelerated vesting on 100% of all unvested options and RSUs as of their termination date without giving consideration to performance conditions, if any. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2012 of $18.99 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the executive for good reason had occurred on December 31, 2012 (assuming such termination was within 24 months after a change of control) are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	197,986	308,928
Vincent Pilette	—	196,024

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2012 concerning securities that are authorized under the Company’s equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	3,881,672	$14.19	(1)	1,829,494	(2)
Equity compensation plans not approved by stockholders	—	—		—

Total	3,881,672	$14.19		1,829,494

(1)	Calculated without taking into account 2,345,519 shares of RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)	Includes 832,546 shares available under the 2009 Plan and 996,948 shares available under the ESPP.

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2012, the Compensation Committee, with the assistance of Mercer, has reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2012 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries and short and long-term compensation so that excessive risk taking is not encouraged. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. Short and long-term compensation are designed to both reward them for the Company’s overall performance and align the named executive officers’ interest with those of our stockholders;

•

Our annual bonus program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual bonus program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual bonus awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards payable under our annual bonus program are subject to a maximum number of shares with respect to the RSU portion of the award and a maximum cash payout with respect to the cash portion of the award, which limit the overall payout potential;

•

Awards to our named executive officers under our annual bonus program for fiscal year 2012 for their on-target bonus amounts were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine the payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term equity incentive program in 2012 consisted of 55% performance-based RSUs and 45% time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual bonus program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value.

•	As of April 8, 2013, Mr. Gecht owns approximately 1.4% of the Company’s outstanding common stock which significantly aligns his interests with the stockholders’ interests.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” as amended, and has discussed with PwC the independence of PwC from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ BRYAN KO
Bryan Ko
Secretary

Dated: April 18, 2013

APPENDIX A

ELECTRONICS FOR IMAGING, INC.

2009 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Electronics for Imaging, Inc. 2009 Equity Incentive Award Plan, as amended and restated (the “Plan”), is to promote the success and enhance the value of Electronics for Imaging, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board, or as applicable, a member of the board of directors of a Subsidiary.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.12 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “Effective Date” shall have the meaning set forth in Section 13.1.

2.14 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.15 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.16 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith (understanding that if an Option or Stock Appreciation Right is intended by the Committee to be exempt from Section 409A of the Code, the fair market value shall be established using a method that complies with Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder).

2.19 “Full Value Award” means any Award other than an Option or Stock Appreciation Right.

2.20 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Independent Director” means a Director who is not an Employee.

2.22 “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.23 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.24 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.26 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Article 6 or 8, but which is subject to the terms and conditions set forth in Article 9, or a cash bonus Award which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.27 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.28 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.29 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.32 “Plan” means this Electronics for Imaging, Inc. 2009 Equity Incentive Award Plan, as it may be amended from time to time.

2.33 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.34 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.35 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.36 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.37 “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.39 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4.

2.40 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is eleven million six hundred thousand (11,600,000). No more than eleven million six hundred thousand (11,600,000) shares of Stock may be issued upon the exercise of Incentive Stock Options.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Any Awards that are settled in cash (including the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards) shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. The sub-limits set forth in this Section 3.3 shall apply notwithstanding any provision in the Plan to the contrary and subject to Article 11. The maximum number of shares of Stock with respect to all Awards that may be granted to any one Employee shall be (i) two million (2,000,000) as to Awards granted to an Employee during the fiscal year of the Company in which the Employee is initially employed by the Company or any Subsidiary and (ii) one million (1,000,000) as to Awards granted to an Employee during any subsequent fiscal year of the Company. For avoidance of doubt, the foregoing share limits shall establish the maximum number of shares of Stock that may be subject to all Options and SARs that may be granted under the Plan to any one Employee in any fiscal year of the Company and the maximum number of shares of Stock subject to all Performance-Based Awards (other than Options and SARs) intended to qualify as Qualified Performance-Based Compensation that may be granted under Article 9 to any one Employee in any fiscal year of the Company.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(d), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by Section 10.6, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part; provided that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) a value established by the Committee in the Award Agreement that is not less than the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(b) payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all applicable provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 10.6. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 10.6. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. Any Eligible Individual selected by the Committee may be granted Dividend Equivalents. Any such grant may be an independent Award or may be granted in tandem with an Award and based on the dividends declared on the shares of Stock that are subject to the Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however that any dividends and/or Dividend Equivalents as to the unvested portion of a Restricted Stock Award that is subject to performance-based vesting requirements or the unvested portion of a Restricted Stock Unit Award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee subject to Section 10.6. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate subject to Section 10.6. At the time of grant, the Committee shall specify the payment date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee in accordance with applicable tax laws. On the payment date, the Company shall, subject to Section 10.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.

8.8 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.9 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.10 Form of Payment. Payments with respect to any Awards granted under Article 10.5(b) or this Article 8 shall be made in cash, in Stock, any other form of consideration permitted by law as determined by the Committee (which may include past services rendered to the Company or any of its Subsidiaries) or any combination thereof, as determined by the Committee.

8.11 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to Articles 6 and 8 or that are granted as cash bonus Awards as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code and subject to Section 10.6, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the

Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award is paid to be eligible to receive payment of the Award. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $5,000,000.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4 Beneficiaries. Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 10% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) In the event of any combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 11.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

11.2 Possible Acceleration Upon a Change in Control. Notwithstanding Section 11.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then at least ten days prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12.

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Global Select Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5. In its sole discretion, the

Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 13.

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholders meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date, provided that the term of the Plan may be extended with the approval of the Board and the Company’s stockholders. Any Awards that are outstanding on the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14.

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. Subject to Section 15.14, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 11, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15.

GENERAL PROVISIONS

15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold from a Participant’s compensation or any other amount payable to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement require that, or allow a Participant to elect to have, the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries. Unless otherwise determined by the Committee, the expenses of exercising an Award or purchasing or trading the underlying shares of Stock of an Award and any similar expenses shall be borne solely by the Participant.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

15.15 Clawback. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Awards or any shares of Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon exercise or payment of the Awards).

APPENDIX B

ELECTRONICS FOR IMAGING, INC.

AMENDED AND RESTATED

2000 EMPLOYEE STOCK PURCHASE PLAN

Original Effective Date: August 1, 2000

Amended and Restated: March 27, 2013

1.	PURPOSE.

(a) The purpose of this Amended and Restated 2000 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company. This Plan amends and restates in its entirety the 2000 Employee Stock Purchase Plan, as amended.

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a committee as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board or the Committee deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) Notwithstanding anything else contained in the Plan to the contrary, the Board or the Committee may also adopt rules, procedures, separate offerings or sub-plans applicable to particular Affiliates or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the aggregate number of shares of the Company’s common stock (the “Common Stock”) reserved for issuance under the Plan shall be eight million one hundred fifty-four thousand five hundred nine (8,154,509).

(b) The stock subject to the Plan may be unissued, or reacquired, shares of Common Stock, bought on the market or otherwise.

4.	GRANT OF RIGHTS; OFFERING.

(a) The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

(b) If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5.	ELIGIBILITY.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for more than twenty (20) hours per week and more than five (5) months per calendar year.

(b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board or the Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding ten percent (10%) of such employee’s Earnings (as defined by the Board for each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (each of which is hereinafter referred to as a “Purchase Date”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b) In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares that may be purchased by any employee and may specify a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the

Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s right to acquire Common Stock under that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of a participant’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14, and during a participant’s lifetime, shall be exercisable only by such participant.

8.	EXERCISE.

(a) On each Purchase Date specified in the relevant Offering, each participant’s accumulated payroll deductions and any other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. Unless otherwise provided for in the applicable Offering, no fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised then all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

(a) During the terms of the rights granted under the Plan, the Company shall at all times make reasonable efforts to keep available the number of shares of stock required to satisfy such rights, provided that this section shall not require the Company to take any action that would result in adverse tax, accounting or financial consequences to the Company.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock to participants pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shares acquired upon exercise of rights hereunder are recorded in the books of the Company (or its transfer agent).

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, as determined by the Board in its sole discretion, (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	AMENDMENT OF THE PLAN.

(a) The Board or the Committee at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment if such amendment requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act.

(b) The Board or the Committee may amend the Plan in any respect the Board or the Committee deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(c) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DESIGNATION OF BENEFICIARY.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice in the form prescribed by the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board or the Committee in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.	EFFECTIVE DATE OF PLAN.

The Plan initially became effective on August 1, 2000 (the “Effective Date”). The Plan, as amended and restated herein, shall become effective as of March 27, 2013, but no rights granted under the amended portions of the Plan shall be exercised unless and until the amendment and restatement of the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the amendment and restatement of the Plan is adopted by the Board.

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2013

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2013, and hereby appoints Guy Gecht and Bryan Ko, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 4, 2013 at 8:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

JUNE 4, 2013

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2013: The Company’s Proxy Statement dated April 18, 2013 and Annual Report for the fiscal year ended December 31, 2012 are available electronically at http://ir.efi.com/proxy.cfm .

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote FOR each nominee for director in the following proposal:

1. Election of Directors.

NOMINEES:
o Eric Brown
☐ FOR ALL NOMINEES	o Gill Cogan
o Guy Gecht
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens
o Richard A. Kashnow
o Dan Maydan
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote FOR the following proposals:

2. To approve the amendment and restatement of the 2009 Equity Incentive Award Plan and the reservation of an additional 4,600,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. To approve the amendment and restatement of the 2000 Employee Stock Purchase Plan to provide for an increase of 2,000,000 shares of the Company’s common stock for issuance pursuant to such amended and restated plan.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

5. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐	FOR

☐	AGAINST

☐	ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.